Elbit Systems Ltd.
Insider Trading Policy
1.Introduction
This Insider Trading Policy provides guidelines to Group Personnel regarding transactions in Company Securities and the handling of Inside Information about the Group and other entities with which it does business.
Relevant Laws also apply insider trading prohibitions to Related Parties of Group Personnel. Group Personnel shall use reasonable efforts to ensure compliance with this Policy by their respective Related Parties. This Policy may also apply to other third parties as may be determined from time to time by the Securities Compliance Officer.
All Group Personnel should read this Policy very carefully. Failure to observe the prohibitions and procedures set forth below could result in severe civil, criminal or administrative enforcement measures, for you and possibly the Group, under both United States and Israeli law. In addition, failure to comply with this Policy may subject you to Group disciplinary actions, up to and including dismissal, regardless of whether or not such failure to comply with this Policy results in a violation of law. If you have any questions regarding this Policy, you are encouraged to contact the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. However, the ultimate responsibility for complying with this Policy and avoiding improper transactions rests with you.
2.General Purpose
Elbit is a publicly traded company whose securities are listed for trading on both the TASE and Nasdaq and, as such, is subject to the Relevant Laws.
Elbit and its Board of Directors recognize the great importance of compliance by the Group and Group Personnel with all Relevant Laws, including provisions regarding proper trading in Company Securities. This Policy is intended to help ensure such compliance and does not derogate from any Relevant Laws. In addition, this Policy does not derogate from any other policy adopted by the Company. In case of any contradiction between the provisions of this Policy and the Relevant Laws applicable to the Group, the Relevant Laws will prevail. In addition, this Policy supersedes and replaces any previous Company insider trading policy, procedure or instruction.
3.Definitions
The following terms as used in this Policy shall be defined as follows:
3.1.Associated Companies – defined by Israeli law to include any company in which another company, which is not a parent company thereof, either has invested an amount equal to 25% or more of the equity of the investing company, or holds 25% or more of the nominal value of the investee company's issued share capital or voting power therein, or is entitled to appoint 25% or more of its directors.
3.2.Blackout Period – either a Regular Blackout Period or a Special Blackout Period, as applicable.
3.3.Company – Elbit and its Subsidiaries.

3.4.Company Personnel – all personnel, including directors, officers and employees (permanent or temporary) of Elbit and its Subsidiaries.
3.5.Company Securities – for the purpose of this Policy only, includes securities of Elbit, including derivative transactions where Elbit’s securities are the underlying asset, and securities convertible or exchangeable into Elbit’s securities, whether or not issued by Elbit, such as exchange-traded options.
3.6.Designated Individuals – defined in Section 8.1 below.
3.7.Elbit – Elbit Systems Ltd.
3.8.Exchange Act – Securities Exchange Act of 1934, as amended, and regulations thereunder.
3.9.Family Members of Group Personnel – a spouse, sibling, parent, grandparent, descendant or a spouse’s descendant, or a spouse of any such person, and any other relative whose transactions in Company Securities are directed by the Group Personnel or are subject to the influence or control of the Group Personnel, such as relatives who consult with the Group Personnel before they trade in Company Securities.
3.10.Group – Elbit, its Subsidiaries and Associated Companies.
3.11.Group Personnel – Company Personnel together with personnel of Associated Companies.
3.12.Inside Information – defined in Section 6 below.
3.13.insider trading – defined in Section 7 below.
3.14.ISA – the Israel Securities Authority.
3.15.Nasdaq – the Nasdaq Global Select Market.
3.16.Policy – this Insider Trading Policy.
3.17.Regular Blackout Periods – defined in Section 8.1 below.
3.18.Related Parties – Family Members of Group Personnel and others living in their households, and any entities that Group Personnel or Family Members of Group Personnel directly or indirectly control.
3.19.Relevant Laws – (i) provisions of the Israeli Securities Law, 1968 and regulations thereunder applicable to dual-listed companies, (ii) securities laws of the United States, including the Exchange Act and regulations thereunder applicable to foreign private issuers and (iii) rules of the TASE and Nasdaq
3.20.SEC – the Securities and Exchange Commission.
3.21.Securities Act – the U.S. Securities Act of 1933, as amended.
3.22.Securities Compliance Officer – Elbit's Chief Legal Officer (and in his or her absence – Elbit's Chief Corporate Governance Officer).
3.23.Special Blackout Periods – defined in Section 8.2 below.
3.24.Specified Group Personnel – Company directors, general manager, principal shareholders, or any other Designated Individuals.

3.25.Subsidiaries – defined by the Israeli Securities Law, 1968 to include a company in which a different company holds 50% or more of the nominal value of the issued share capital or voting power therein, or that is entitled to appoint half or more of the subsidiary’s managers (directors) or its general manager.
3.26.TASE – Tel Aviv Stock Exchange.
3.27.Qualified Selling Plan – defined in Section 10.2 below.
4.Policy
Insider trading in Company Securities, whether for personal benefit or for the benefit of others, is prohibited.
The main purpose of the prohibition against insider trading is to prevent violations of the Relevant Laws, duties of trust and confidence and the exploitation of an unfair advantage in the trading of securities due to uneven access to information. This Policy includes additional guidelines regarding Company Securities derived from the Relevant Laws and Elbit's internal policies.
5.Responsibility
As part of their employment responsibilities or otherwise, Group Personnel may create, use or have access to Inside Information. Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and to not engage in insider trading.
In addition, Designated Individuals, and others in certain cases, may not engage in any transactions in Company Securities while subject to a Blackout Period, and Designated Individuals are subject to special pre-clearance procedures requiring prior approval before engaging in transactions in Company Securities, as provided in Section 9 below.
Group Personnel may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Inside Information or, if applicable, imposition of the Blackout Period, and even though he or she may suffer an economic loss or have to forego an anticipated profit by waiting.
The Securities Compliance Officer is responsible for the administration of this Policy and may ask Elbit's Chief Corporate Governance Officer and other members of the Company's legal department to assist with the administration of this Policy and to act pursuant to the authority granted under this Policy to the Securities Compliance Officer, as necessary. In order to determine if the Company is in possession of Inside Information at any particular point in time, the Securities Compliance Officer may approach relevant Group Personnel.
If you have any questions about specific information or proposed transactions, or the applicability or interpretation of this Policy or the propriety of any desired action, you are encouraged to contact the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. Remember, however, that the ultimate responsibility for complying with this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. A claim of lack of understanding of the Policy or of the Relevant Laws in this sensitive area will not excuse any non-compliance.
6.What is Inside Information?
6.1.Inside Information refers to material, non-public information about the Group, as provided below.
6.2.Non-public Information. Non-public information is information that has not been disclosed effectively to the general public. Generally, disclosure in Elbit's reports filed with the SEC or the ISA is necessary to make the information public.1 For information to be considered public, it must not only be disclosed publicly, but there also should be sufficient time for the general public to absorb and evaluate the information before you may trade in Company Securities. Our policy is that information is considered public after two full trading days have passed on the relevant stock exchange following public disclosure of such information, with the relevant stock exchange determined by where the trading will take place. For avoidance of doubt, if such public disclosure takes place prior to the opening of either Nasdaq or the TASE, such day shall be counted as a “trading day” for the purposes of that exchange.
6.3.Material Information. Information is “material” for the purposes of U.S. securities laws if such information, if publicly known, would likely affect either the market price of Company Securities, for better or for worse, or a person’s decision to buy, sell or hold Company Securities. Under Israeli law, inside information includes information regarding a development in the Group, change in its condition, expected development or change or other information that is not known to the general public and, if it were known to the general public, would likely cause a significant change in the price of Company Securities.2
Either positive or negative information may be material, and both quantitative and qualitative information may be material. No simple “bright-line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry and, more often than not, will be determined in hindsight by securities or law enforcement authorities based on the impact on the share price. For this reason, any information that could be expected to affect Elbit’s share price, whether it is positive or negative, generally should be considered material. If you are unsure whether information is material, you should consult the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer before trading in any securities or disclosing the information to other parties.
Although it is not possible to list all types of material information, the following are a few examples of information that could be particularly sensitive and may be material:
a)Financial results (even if such financial results do not include changes from previously published financial results);
1 In some cases, publication may be done by press release through widely circulated news or wire services or by other means, subject to Relevant Laws.
2 The effect on Elbit's share price need not be significant under U.S. securities laws for the information to be considered material.

b)A contractual obligation in (and in some cases, also advanced negotiations for) a material binding agreement or transaction, including for the purchase or sale of a material portion of Elbit's shares, a material amendment of such an agreement or a material acquisition or merger;
c)A material investment, or a material development in connection with an existing material investment, of Elbit;
d)Termination of a material agreement or arrangement, including with a significant customer or supplier of Elbit;
e)A resolution of Elbit's Board of Directors to issue securities to the public;
f)Initiation of material legal proceedings against or by Elbit or any of its executive officers, material investigations against Elbit, executive officers or employees thereof by a competent authority or material developments relating to such proceedings;
g)Entry into a new material area of activity, outside Elbit’s current areas of activity, or the cessation of an existing material area of activity, in each case considering Elbit’s past reports regarding its objectives and business strategy;
h)A judgment, decision of a competent authority (for example, decisions in connection with licenses pursuant to which Elbit operates, which may materially impact its activity) or a legislative development that is likely to materially affect Elbit and its activity;
i)A malfunction in Elbit’s activity, or an event (including a cyber-event), that is likely to materially affect Elbit;
j)Significant financial difficulties of a material customer or material supplier of Elbit, in a manner that is reasonably expected to materially affect its financial results;
k)A material loan agreement (including by way of issuing bonds or commercial securities or by way of a credit facility), including a material change to the terms of such loan agreement (such as a material change to the financial covenants or to the scope or terms of security interests in such loan agreements, if any);
l)A material event pertaining to a labor dispute, sanctions or a strike, which is likely to have a material impact on Elbit;
m)Appointment and termination of an executive officer, such as the Chief Executive Officer or Chief Financial Officer; and
n)Anything set forth in sections (a)-(m) above with respect to a Subsidiary or an Associated Company, however, only if the event at the Subsidiary or Associated Company level is material to Elbit or its financial results.
It is emphasized that this list is merely illustrative. If you have any question as to whether particular information is material or non-public, you should not trade in any securities or communicate the information to any person without prior approval by the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer.
7.Prohibition on Insider Trading

7.1.In general, the Relevant Laws and/or this Policy prohibit Group Personnel from:
a)buying, selling, gifting or otherwise trading (including for the benefit of another) in Company Securities (including, but not limited to, exercising options – see Section 11.1 below) while he or she or the Company is in possession of Inside Information ;3
b)communicating (or “tipping”) Inside Information, or providing an opinion on any Company Security while in possession of Inside Information, to any person who the person delivering such information knows, has reasonable grounds to believe or should have known, will make use of such information or will utilize such opinion for purposes of a transaction, or will pass such information on to others;
c)recommending or suggesting to anyone else to buy, sell or hold Company Securities while in possession of Inside Information (under Israeli law, an actual trade is not required)4; or
d)assisting anyone engaged in any of the above activities.
These prohibitions, referred to throughout this Policy as "insider trading", also apply to inside information about, and the securities of, other companies with which the Group has a relationship (e.g., business partners, customers or suppliers) or in respect of which material non-public information of the Group may be relevant (e.g., economically linked companies, such as competitors or peers). In addition, these prohibitions also relate to derivative and other transactions relating to Company Securities or securities of such other companies.
There are no exceptions to this Policy other than those described in Section 10 below. For example, if you possess Inside Information, you are prohibited from engaging in transactions in Company Securities even if such transactions are otherwise necessary or justifiable for independent reasons (such as personal financial commitments or the need to raise money for personal emergency expenditures). The Relevant Laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
7.2.Presumption of Insider Trading Under Israeli Law. Under Israeli law, if a director, Chief Executive Officer, Deputy Chief Executive Officer, Vice President, controller, internal auditor or any other person that fulfills such role or roles in the Company (regardless of title), a family member (as defined under the Israeli Securities Law, 1968) of any of them or any entity controlled by any of the aforementioned, purchases Company Securities within three months of the date that he or she sold Company Securities (or sells Company Securities
3 For the purposes of this Policy, the prohibition on buying, selling or otherwise trading (including for the benefit of another) in Company Securities in circumstances where the Company is in possession of Inside Information (while an individual is not individually in possession of such Inside Information) shall apply only to the following Group Personnel: (i) Specified Group Personnel, (ii) family members (as defined under the Israeli Securities Law, 1968) of Specified Group Personnel and (iii) any entities that are directly or indirectly controlled by Specified Group Personnel. For the avoidance of doubt, it is clarified that Group Personnel, other than Specified Group Personnel, who do not individually possess Inside Information shall not be deemed to possess Inside Information merely as a result of the Company’s possession thereof.
4 This also includes a recommendation not to buy or sell Company securities.

within three months of the date that he or she purchased Company Securities), it would generally be presumed that such person utilized Inside Information, and such person would have the burden of proving that he or she did not do so. Therefore, although this Policy does not prohibit purchases and sales by such individuals within a three-month period, this Policy strongly discourages such trades.
8.Blackout Periods
8.1.Trading in Company Securities by directors and executive officers of Elbit (as such executive officers are provided in Elbit's Annual Report on Form 20-F), as well as select employees of the Group who may normally have access to Inside Information, as designated from time to time by the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer (with directors, executive officers and other designated employees collectively defined herein as “Designated Individuals”), shall not be permitted during the period commencing 30 calendar days prior to Elbit's expected date of filing of reports with the SEC or the ISA regarding its quarterly financial results or 35 calendar days prior to Elbit's expected date of filing of reports with the SEC or the ISA regarding its year-end financial results, and ending after two full trading days have passed on the relevant stock exchange following such filing date (the “Regular Blackout Periods”). During these periods, Designated Individuals generally possess or are presumed to possess material nonpublic information about Elbit's financial results. For a description of how to calculate “two full trading days”, see “Non-public Information” in Section 6.2 above.
8.2.Furthermore, there are times when Company management may be aware of Inside Information but at its discretion does not disclose it to all Group Personnel. Whether or not you are aware of the specifics of such information, if you trade in Company Securities before such information is either no longer material or has been disclosed to the public (usually by means of filing of reports with the SEC or the ISA), you might expose yourself and the Group to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such time could result in adverse publicity for the Group. Therefore, from time to time Elbit may prohibit any transactions in Company Securities by specified individuals for specified periods (“Special Blackout Periods”), even during periods that are not considered Regular Blackout Periods. This notice may be given to all Company Personnel or to specific Company Personnel as the case may be. In the event you are informed of any such trading restrictions, you should treat such notification in itself as material non-public information and it should not be disclosed to any third party.
8.3.The Securities Compliance Officer or Elbit's Chief Corporate Governance Officer may impose, shorten, suspend, terminate or extend any Blackout Period (whether a Regular Blackout Period or Special Blackout Period) in whole or in part, at such time and for such duration as he or she deems appropriate given the relevant circumstances. Notice of such will be provided to relevant Company Personnel, as determined by the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer.
8.4.The imposition of a Blackout Period or the lack of such Blackout Period shall not derogate from the individual responsibility of Company Personnel to comply with the prohibitions against insider trading under the Relevant Laws and this Policy at all times.
Trading in Company Securities during periods that are not considered Blackout Periods should not be considered as a “safe harbor” for all trading. Even during such periods, Company Personnel possessing Inside Information shall not engage in any transactions in Company Securities until two full trading days have passed on the relevant stock exchange following the public disclosure of such information in Elbit's reports that it files with the SEC or the ISA, or by other means. All Company Personnel should use good judgment at all times, and if they have any questions or doubts about whether they are permitted to trade under this Policy, they should consult with the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer.
9.Pre-Clearance
9.1.Except pursuant to a Qualified Selling Plan (as defined in Section 10.2 below), Designated Individuals are subject to special pre-clearance procedures, as described below.
No Designated Individual may engage in a transaction in any Company Security at any time without obtaining the prior approval of the Securities Compliance Officer or Elbit' Chief Corporate Governance Officer.5 A request for pre-clearance should be submitted to the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer at least two full trading days in advance of the proposed transaction on the relevant exchange. The Securities Compliance Officer or Elbit's Chief Corporate Governance Officer are under no obligation to approve a transaction submitted for pre-clearance, and in their sole discretion may determine not to permit the transaction. If a Designated Individual who seeks pre-clearance is denied permission to engage in the transaction, he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of such denial. When a request for pre-clearance is made or approval is received, the Designated Individual should carefully consider whether he or she may be aware of Inside Information, and if so, must refrain from any transaction in Company Securities regardless of whether pre-clearance already has been received. Pre-clearance of any transaction is generally valid for up to five trading days and may be revoked in the sole discretion of the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. Pre-clearance may also be approved in advance of a request by Designated Individual(s), as deemed appropriate by and following internal procedures established by the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. If the transaction order is not placed within the approved pre-clearance period, pre-clearance must be requested again and re-approved.
10.Certain Exceptions
10.1.Exceptions to this Policy. Specific exceptions to this Policy may be made, with prior approval, in special situations when Group Personnel do not possess Inside Information or the exception would not otherwise contravene the Relevant Laws or the purposes of this Policy. Any request for an exception
5 A transaction by the Securities Compliance Officer requires the approval of Elbit's Chief Corporate Governance Officer, and a transaction by Elbit's Corporate Governance Officer requires the approval of the Securities Compliance Officer.

will be directed to the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer.
10.2.Trading Plans. The restrictions on trading in Company Securities while an individual or the Company is in possession of Inside Information do not apply to sales made pursuant to a Qualified Selling Plan. For purposes of this exception, a “Qualified Selling Plan” is a written plan, contract or instruction for selling Elbit’s shares that must be pre-approved by Elbit and meets certain requirements in accordance with the Relevant Laws.
11.Additional Prohibitions and Guidelines
11.1.Exercise of Options. The exercise of options to purchase Company Securities while an individual or the Company is in possession of Inside Information is generally not permitted under Israeli law, except under certain conditions, such as on the last date the options may be exercised before expiring, and may also violate U.S. securities laws in certain circumstances. Therefore, the exercise of options to purchase Company Securities while an individual or the Company is in possession of Inside Information should be discussed in advance with the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer.
11.2.Short-term, Speculative Transactions. Elbit has determined that there is a substantial likelihood of the appearance of improper conduct by Company Personnel when they engage in short-term or speculative securities transactions in Company Securities. Therefore, Company Personnel are prohibited from engaging in any of the following activities involving Company Securities, except with the prior written consent of the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer:
a)purchasing Company Securities on margin or holding Company Securities in a margin account (i.e., borrowing money from a stock broker to fund the securities purchase);
b)pledging Company Securities as collateral for a loan (other than those Company Securities already pledged at the time of adoption of this Policy);
c)short sales6, since this can create perverse incentives for the seller, and signal to the market a lack of confidence in Elbit’s prospects; and
d)engaging in derivative transactions relating to Company Securities, including buying or selling put or call options as well as engaging in swaps, straddles, hedging or monetization transactions with respect to Company Securities.7 These transactions allow Company Personnel to continue to own Company Securities, but without the full risks and rewards of ownership, which may cause Company Personnel to no longer have the same objectives as Elbit's other shareholders.
The above does not derogate from the right of Company Personnel to hold and exercise options or other derivative securities granted under any of Elbit's share
6 Selling short is a practice of selling more securities than you own, a technique used to speculate on a decline in a security's price.
7 A put option is the right to sell a specified number of securities at a specified price by a certain date and is utilized in anticipation of a decline in the price of said security. A call option is the right to buy a specified number of securities at a specified price by a certain date and is utilized in anticipation of a rise in the price of said security.

option or equity incentive plans, so long as such exercise is not otherwise prohibited by this Policy.
11.3.Influencing or Manipulating the Price of Company Securities. Fraudulently influencing the price of securities (such as by placing fictitious purchase or sale orders or spreading false information with the intent to change a security's price) is also prohibited. Committing such fraudulent acts may expose you to fines, civil actions, criminal sanctions or other litigation or enforcement actions. Therefore, Group Personnel are strictly prohibited from committing any acts or omissions which constitute or could constitute such manipulation of Company Securities and the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer must be updated immediately of a suspicion that such an act or omission has occurred.
11.4."Tipping". In addition to the prohibition under Section 7.1 above, Group Personnel should not recommend to any other person that they buy, sell or hold Company Securities, even when not in possession of Inside Information, because such a recommendation could be imputed to the Company and could be misleading.
11.5.Confidentiality. It is the Company’s policy to prohibit the disclosure of non-public information to any person, whether inside or outside the Group, unless the person receiving such information has a legitimate need to know such information and is subject to a confidentiality agreement. To provide more effective protection against the inadvertent disclosure of inside and other confidential information about the Group or others with which the Group does business, the following guidelines have been adopted in addition to the prohibitions above. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken by Group Personnel as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to non-public information, please seek clarification and guidance from the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer before you act.
To maximize the security of non-public information, Group Personnel should:
a)not discuss internal Group matters or developments with anyone outside the Group or even with other Group Personnel, except as required for the performance of your regular duties and provided the recipient is subject to a confidentiality agreement;
b)not discuss any Group matter in public places, such as airplanes, elevators, hallways, restrooms or eating facilities, where conversations might be overheard;
c)use passwords to restrict access to the information on computers; and
d)limit access of others to particular locations or physical areas where material non-public information is likely to be documented or discussed.
In addition, the only individuals allowed to communicate on behalf of the Company with securities analysts, the press or any capital market authorities are those set forth in Elbit’s applicable disclosure procedures or otherwise specifically approved by Elbit’s Chief Executive Officer.

The aforementioned does not derogate from any other procedure of the Company relating to treatment of non-public, proprietary or classified information.
11.6.Elbit’s directors, officers and significant shareholders should be prepared to comply with Exchange Act Rule 144 and file Form 144, as applicable, for relevant sales of Company Securities.8
12.Reporting Violations
If Group Personnel know or have reason to believe that this Policy, the Blackout Periods or the pre-clearance trading procedures described above have been or are about to be violated, they are required to immediately bring the actual or potential violation to the attention of the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. Alternatively, such information may be conveyed on an anonymous basis pursuant to Elbit’s Whistleblower Procedure, in which case sufficient details should be provided to enable a proper investigation.
13.Penalties for Violations
Failure to comply with this Policy could result in severe civil and criminal or administrative enforcement measures against you and possibly the Group, under the Relevant Laws. In addition, violation of this Policy, or any refusal or failure by Company Personnel to cooperate fully with the Company in any investigation of a possible violation of this Policy, will be regarded by the Company as a very serious matter and may subject Company Personnel to sanctions, up to and including dismissal, regardless of whether or not such failure to comply with this Policy results in a violation of law.
14.Termination of Employment
This Policy also applies to any Group Personnel who are no longer employed by the Group for such period of time as such person has material non-public information obtained about the Group or other companies, as described above, during the term of their employment.
15.Compliance by Remote Parties
Without derogating from the above, the Company recognizes that it has limited power and authority to enforce compliance with the provisions of this Policy by (i) Associated Companies, including personnel of such Associated Companies, (ii) Related Parties and (iii) third parties determined from time to time by the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer to be covered by this Policy, none of whom or which the Company has the same degree of influence on or control over as it does employees of the Company or its Subsidiaries. The Company will make reasonable efforts to inform such persons and entities of applicable obligations under the Policy as set forth herein.
16.Inquiries
8 The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is one such exemption and is typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of a company’s securities, whether restricted or unrestricted. The exemption in Rule 144 may only be relied upon if certain conditions are met, including the filing of Form 144, when applicable.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer. If there is any uncertainty as to the appropriateness of external communications, please consult with the Securities Compliance Officer or Elbit's Chief Corporate Governance Officer before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities transactions.
17.Updates to the Policy
Any material change in procedures defined in this Policy requires the approval of Elbit's Board of Directors, and any other change requires the approval of the Securities Compliance Officer. Elbit's management may, from time to time, adopt specific Inside Information policies or restrictions with respect to certain events or transactions. If there is any contradiction between such managerial policies and this Policy, the provisions of this Policy will prevail.

This document and the information contained herein are the property of Elbit Systems Ltd. This document states a policy of the Company and is not intended to be regarded as the rendering of legal or securities trading advice.